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
                                                                                                                       EXHIBIT 12

                                               RATIO OF EARNINGS TO FIXED CHARGES

                                                       GARDNER DENVER, INC.
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (DOLLARS IN THOUSANDS)

                                               FOR THE SIX
                                                  MONTHS
                                                  ENDED
                                                 JUNE 30,                               FOR THE YEAR ENDED
                                               -----------    -------------------------------------------------------------------
                                                  2004          2003        2002        2001        2000        1999        1998
                                                -------       -------      ------      ------      ------      ------      ------
Earnings:
  Income before income taxes                    $22,475        30,358      28,827      34,683      29,894      29,157      59,894
  Plus:
    Fixed Charges                                 4,537         6,019       7,483       7,789       8,486       6,746       5,692
                                                -------       -------      ------      ------      ------      ------      ------
    Total                                       $27,012        36,377      36,310      42,472      38,380      35,903      65,586
                                                =======        ======      ======      ======      ======      ======      ======

Fixed Charges:
  Interest expense incl. amortization of
    debt expense                                $ 3,458         4,748       6,365       6,796       7,669       5,934       4,849
  Rentals-portion representative of interest      1,079         1,271       1,118         993         817         812         843
                                                -------       -------      ------      ------      ------      ------      ------

    Total                                       $ 4,537         6,019       7,483       7,789       8,486       6,746       5,692
                                                =======        ======      ======      ======      ======      ======      ======



Ratio of earnings to fixed charges                  6.0           6.0         4.9         5.5         4.5         5.3        11.5
                                                =======        ======      ======      ======      ======      ======      ======
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